Exhibit 15.2

Office: +852 2801 6066

Mobile: +852 9718 8740

Email: rthorp@tta.lawyer

CTW Cayman

29F, 1 Chome-9-10, ARK Hills

Sengokuyama Mori Tower

Roppongi, Minato City, Tokyo

106-0032, Japan

17 November 2025

Dear Sirs

CTW Cayman

We have acted as legal advisers as to the laws of the Cayman Islands to CTW Cayman, a Cayman Islands exempted company incorporated with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 July 2025 (the “Form 20-F’).

We hereby consent to the reference of our name under the heading “Item 10. Additional Information — 10E. Taxation” in the Form 20-F and to the use of this opinion as an exhibit to the Form 20-F, and further consent to all references to us in the Form 20-F and any amendments thereto.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA